UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2025

PROFESSIONAL DIVERSITY NETWORK, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35824	80-0900177
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

55 E. Monroe Street, Suite 2120, Chicago, Illinois 60603
(Address of principal executive offices)

Registrant’s telephone number, including area code: (312) 614-0950

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	IPDN	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02         Results of Operations and Financial Condition

        To the extent applicable, the information set forth under Item 7.01 below is incorporated by reference into Item 2.02.

Item 7.01.         Regulation FD Disclosure

        As previously disclosed, on June 27, 2024, Professional Diversity Network, Inc. (the “Company”) received a written notification from the Nasdaq Stock Market (“Nasdaq”) informing the Company that it was not in compliance with Nasdaq Listing Rule 5550(a)(2) because for the previous 30 consecutive business days, the closing bid price of the Company’s common stock was below the $1.00 per share minimum required for listing on Nasdaq, and giving the Company an initial 180 day compliance period to demonstrate compliance. In order to qualify for additional time to regain compliance, at the end of the initial 180-day compliance period, the Company is required, among other things, to meet the continued listing requirement for the market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement. One of the initial listing standards of The Nasdaq Capital Market is a minimum stockholder’s equity of $5 million.

        As of the date of this filing, the Company’s unaudited stockholder’s equity was approximately $5.1 million. Although the full year is now completed, the annual year-end audit is still in process. Accordingly, as year-end closing and review processes are completed, the actual stockholder’s equity as of December 31, 2024, could differ from the estimated stockholder’s equity as of the date of this filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Professional Diversity Network, Inc.

Date: January 2, 2025	/s/ Adam He
Adam He, Chief Executive Officer